NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9589	Tuesday, August 2, 2022

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES SECOND QUARTER 2022 RESULTS

Highlights:
•Q2 2022 consolidated revenues increased 17.0% over Q2 2021 due to an 11.5% increase in shipments, primarily as a result of a 32.2% increase in EMEA lift truck shipments
•Q2 2022 consolidated and Lift Truck gross margins improved from the historically low Q4 2021 levels, but, as expected, decreased modestly compared with Q1 2022 gross margins due to additional commodity inflation resulting from the Russia/Ukraine conflict and adverse product mix
•Q2 2022 consolidated results were better than expected, but remained unprofitable with an operating loss of $15.7 million and a net loss of $19.4 million due to material and freight cost inflation, unfavorable manufacturing variances resulting from component shortages and the absence of $6.3 million of income recorded in 2021 associated with a favorable court ruling
•Manufacturing inefficiencies at the Lift Truck and Bolzoni segments associated with normal Q3 seasonal plant shutdowns combined with cuts in production volumes due to continued supply chain constraints, as well as unfavorable currency effects, are expected to lead to a significant consolidated Q3 2022 operating loss
•As the Lift Truck segment works through its low-margin backlog in the second half of 2022, margins are expected to improve again in the fourth quarter, which in turn is expected to lead to a substantially lower operating loss than in the first half of 2022, mainly driven by the expected strong operating profit in the fourth quarter of 2022 in the Americas segment. Results for the remainder of 2022 and in 2023 are expected to be below what was expected in the Q1 2022 earnings release due to lower than previously planned productions levels as a result of continued supply chain constraints
•Q2 2022 Bolzoni operating profit improved over Q1 2022 and Q2 2021, but 2022 second half improvement over 2021 is expected to be lower than the improvement in the first half of 2022
•Nuvera operating results for the second half of 2022 are expected to improve due to the absence of impairment charges recognized in 2021 and expected lower production costs

    Cleveland, Ohio, August 2, 2022 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $895.4 million, an operating loss of $15.7 million and a net loss of $19.4 million, or a loss of $1.15 per share, for the second quarter of 2022 compared with consolidated revenues of $765.6 million, operating profit of $5.9 million and net income of $1.9 million, or $0.11 per share, for the second quarter of 2021.

Segment Financial Results

Summary results for the Company's three business segments were as follows for the second quarter of 2022 and 2021:

(in millions)	*Hyster-Yale Group		*Bolzoni		*Nuvera
	Q2 2022	Q2 2021	Q2 2022	Q2 2021	Q2 2022	Q2 2021
Revenues	$846.3	$719.2	$86.4	$84.8	$0.3	$0.3
Gross Profit (Loss)	$81.3	$103.2	$18.9	$15.8	$(1.6)	$(2.5)
Operating Profit (Loss)	$(11.7)	$15.4	$3.4	$(0.4)	$(7.9)	$(9.0)
*For purposes of this release, Hyster-Yale Group refers to the Company's Lift Truck business, Bolzoni is the Attachment business and Nuvera is the Fuel Cell business.

Hyster-Yale Group Results
    Hyster-Yale Group unit shipments, bookings and backlog were as follows:

($ in millions)	Quarter Ended June 30, 2022	Quarter Ended March 31, 2022	Quarter Ended June 30, 2021
Unit Shipments	25,300	23,900	22,700
Unit Bookings	23,200	35,900	46,900
Unit Bookings $ Value	$760	$950	$1,070
Unit Backlog**	112,000	114,100	84,900
Unit Backlog $ Value**	$3,530	$3,170	$2,070
** June 30, 2022 and March 31, 2022 Unit Backlog has been reduced by 2,700 units and 3,200 units, respectively, and Unit Backlog $ Values have been reduced by $45 million and $54 million, respectively, due to suspended orders from Russian dealers which the Company currently has no defined plans to fill.

The global lift truck market grew in the first quarter of 2022, but appeared to decline significantly in the second quarter compared to the high levels of both the second quarter of 2021 and first quarter of 2022. As a result of the market decline, as well as the Company's focus on accepting only orders with expected sound margins and in the context of long lead times in a still very large market, bookings in the second quarter of 2022 decreased substantially from the robust levels of the 2022 first quarter and 2021 second quarter. The Company is focused on pricing new bookings close to target margins based on anticipated costs at the time of expected production. The average bookings sales price per unit increased 23.8% in the 2022 second quarter over the 2022 first quarter and 43.6% over the prior-year quarter because the Company continued to increase prices to offset material and freight cost inflation, a shift in sales mix to higher-priced lift trucks and a focus on accepting only orders with expected sound margins. These increased prices in turn translated into a substantial increase in the current average sales price per unit of backlog in the 2022 second quarter over the respective prior periods as well. The Company expects improved margins as prices and costs come into line, which in turn is expected to lead to a return to profitability in the 2022 fourth quarter.
Second-quarter unit shipments increased compared with the prior-year second quarter and the 2022 first quarter due to increased production rates from prior year levels facilitated by a moderately reduced impact of component shortages from the ongoing global supply chain and logistics constraints. However, current supply chain constraints of certain critical components continued to negatively affect second-quarter 2022 production rates. Nevertheless, with higher shipments and lower bookings than in the 2022 first quarter, the Company's high backlog level with its associated less than fully competitive lead times, began to decrease in the second quarter of 2022 for the first time since the beginning of the pandemic.
The favorable effect of price increases put in place to mitigate the impact of material and freight cost inflation, as well as higher unit and parts volumes in the Americas and EMEA, mainly from a 2,600 unit increase in shipments, due to higher sales of Class 1 and Class 3 electric trucks and lower-capacity Class 5 internal-combustion engine trucks, led to an increase in Lift Truck segment revenues of 17.7% in the second quarter of 2022 over the second quarter of 2021. These improvements were partially offset by unfavorable currency movements of $19.4 million, specifically in EMEA and JAPIC due to a strengthening U.S. dollar, and lower unit volumes in JAPIC.

Geographic Segment Results

(in millions, except units)	Americas(1)		EMEA(1)		JAPIC(1)
	Q2 2022	Q2 2021	Q2 2022	Q2 2021	Q2 2022	Q2 2021
Unit Shipments	13,900	13,000	7,800	5,900	3,600	3,800
Revenues	$596.6	$479.1	$184.8	$175.1	$64.9	$65.0
Gross Profit	$66.1	$70.4	$11.3	$26.6	$3.9	$6.2
Operating Profit (Loss)	$3.1	$13.6	$(10.8)	$3.7	$(4.0)	$(1.9)
(1) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Despite an increase in revenues, the Company's production of lift trucks in the 2022 second quarter continued to be constrained by ongoing parts shortages and supply chain disruptions. The Lift Truck business generated an operating loss of $11.7 million in the second quarter of 2022 compared with operating profit of $15.4 million in the second quarter of 2021. The substantial decline in results was mainly attributable to a decrease in gross profit in all three geographic segments, most significantly in EMEA, as well as higher operating expenses in the Americas. Gross profit declined as a result of a $16.8 million increase in manufacturing costs over the 2021 second quarter as component shortages had a severe impact on the Company's ability to cost-effectively produce and ship products from the backlog. Additionally, cost increases of $69.1 million, net of price increases of $59.9 million, resulting from significant material cost and freight inflation for trucks already in the backlog, a shift in sales mix to lower-margin lift trucks and unfavorable currency movements of $9.1 million, as well as the absence of a $6.3 million benefit recorded in 2021 from a favorable court ruling, also contributed to the reduction in gross profit. Higher unit volumes and the realization of higher margins on parts sales only partly offset the significant increase in manufacturing, material and freight costs.
While all three of the geographic Lift Truck segments were affected by unfavorable increases in material and freight costs and supply chain constraints in the 2022 second quarter, each was affected differently. In the Americas, 2022 second quarter revenues increased 24.5% over the prior-year quarter as a result of price increases implemented to offset material and freight cost inflation and higher unit and parts volumes. Operating profit decreased to $3.1 million in the second quarter of 2022 from $13.6 million in the prior-year quarter. Benefits from higher unit and parts volumes, as well as price increases of $50.5 million, net of an increase in material and freight costs of $43.0 million were more than offset by higher manufacturing costs of $14.2 million resulting from inefficiencies associated with component shortages that constrained the Americas' ability to build products, a shift in sales mix to lower-margin lift trucks, the absence of the benefit from the court ruling and higher operating expenses.
In EMEA, 2022 second quarter revenues increased 5.5% over the prior-year quarter. Benefits from higher unit and parts volumes and price increases were mostly offset by unfavorable foreign currency movements of $22.1 million. EMEA reported an operating loss of $10.8 million compared with operating profit of $3.7 million in the second quarter of 2021. The lower results were primarily due to higher material and freight costs of $24.5 million, net of price increases of $7.2 million, unfavorable currency movements of $4.9 million and higher manufacturing costs of $2.2 million due to production delays.
The operating loss in JAPIC increased to $4.0 million in the second quarter of 2022 from an operating loss of $1.9 million in the second quarter of 2021. The lower results were due to a decrease in gross profit resulting primarily from a shift in mix to lower-margin products.

Hyster-Yale Group Strategic Perspective
Over the remainder of 2022, the Company expects the global lift truck market to continue to decline from the historical highs of 2021, but remain above pre-pandemic levels. As a result of this market outlook and the Company accepting only orders with expected sound margins, the Lift Truck business is anticipating a substantial decrease in bookings during the second half of 2022 compared with the second half of 2021, particularly in the Americas.
During 2021, the Company experienced production and shipment levels which were substantially lower than its objectives due to supply chain logistics constraints and component shortages. Some moderation in the number of suppliers with shortages occurred in the first half of 2022, but shortages are anticipated to continue throughout 2022, and possibly continue to escalate in light of the China lockdowns and Russia/Ukraine conflict. As a result, planned production schedules for the second half of 2022 and in 2023 have been reduced from what was expected at the time of last quarter's earnings release. Nevertheless, full-year shipments are currently expected to increase in 2022 over 2021, despite the normal third quarter plant shutdowns, given the Company's robust backlog and actions put in place to mitigate the impact of the supply chain constraints and shortages, with the expectation that supplies of products or commodities are not constrained further. The Company is hopeful that availability will improve and that consequently production can increase over current 2022 and 2023 production schedules.
As a result of the Russia/Ukraine conflict, material costs continued to increase in the second quarter of 2022. However, recent signs have indicated some relief from additional material and freight cost inflation in the second half of 2022. In light of cost inflation in 2021 and what is expected over 2022, the Lift Truck business implemented several price increases in 2021 and in the first half of 2022, but many of the orders in the backlog slotted for production in the third and fourth quarters do not reflect the full effect of all these price increases. On the other hand, new bookings are being made at close to target margins based on expected future costs at the time of expected production. Further, the renewal of tariff exclusions is expected to partly offset the anticipated higher material cost inflation in the backlog over the remainder of 2022. Due to the lag between when unit price increases go into effect and when revenue is realized as the units are shipped, as the Lift Truck segment works through its low-margin backlog in the second half of 2022 and early 2023, margins are expected to improve, specifically in the fourth quarter, when the higher-margin, already-booked trucks are expected to be produced and shipped. In the meantime, the Company expects to continue to work aggressively to manage component availability in order to increase production rates and continue to adjust prices as costs change. As a result of these factors, the Lift Truck business expects a significantly lower operating loss in the second half of the year than in the first half, mainly driven by strong operating profit in the fourth quarter of 2022 in the Americas segment.
From a broader perspective, Hyster-Yale Group has three core strategies that are expected to have a transformational impact on the Company’s competitiveness, market position and economic performance as it emerges from the current period of mismatch of costs and pricing. The first is to provide the lowest cost of ownership while enhancing customer productivity. The primary focus of this strategic initiative is the new modular and scalable product projects, which are expected to lay the groundwork for enhanced market position by providing lower cost of ownership and enhanced productivity for the Company’s customers, including low-intensity applications. Additional to this are key projects geared toward electrification of trucks for applications now dominated by internal-combustion engine trucks, automation product options and providing telemetry and operator assist systems. The second core strategy is to be the leader in the delivery of industry- and customer-focused solutions. The primary focus for this strategic initiative is transforming the Company's sales approach by using an industry-focused approach to meet its customers' needs. The third core strategy is to be the leader in independent distribution. The main focus of this strategic initiative is on enhancing dealer and major account coverage, dealer excellence and ensuring outstanding dealer ownership globally.
As a result of these core strategies, the increased shipment volume potential of the current backlog and expected bookings in the remainder of 2022, enhanced prices and the renewal of tariff exclusions, the Lift Truck business expects to move from the significant operating loss in the first half of 2022 to operating profit in the fourth quarter. However, as a result of manufacturing inefficiencies expected in the third quarter due to the normal seasonal plant shutdowns and reductions in production volumes due to continued supply chain constraints, as well as unfavorable currency effects, the Company expects a significant operating loss at the Lift Truck business in the third quarter that is higher than the operating loss in the prior year third quarter, and an increase to a substantial operating profit in the fourth quarter that is lower than was anticipated at the time of the 2022 first quarter earnings release. Over the second half of 2022, the Company is projecting the stabilization of product and transportation costs and continued improvement in component and logistics availability, although this could change if the availability of commodities and/or components continues to be seriously affected by various market forces, including an economic recession, the lockdowns in China and the ongoing Russia/Ukraine conflict. The Company is also anticipating the continued introduction of additional modular and scalable product families and the continued implementation of cost-savings initiatives over this period and in the longer term. Overall, as the Company's strategic programs mature, as costs and prices come in line over 2022 and 2023, and as production volumes increase, the Lift Truck business is expected to have an increase to a substantial operating profit in the fourth quarter of 2022 and in 2023. However, results for the remainder of 2022 and in 2023 are expected to be lower than projected in the 2022 first quarter earnings release due to lower productions levels than previously anticipated.

Bolzoni Results
Bolzoni's revenues for the 2022 second quarter increased modestly to $86.4 million from $84.8 million in the 2021 second quarter. The increase was primarily the result of price increases implemented to offset material and freight cost inflation, mostly offset by unfavorable foreign currency movements of $5.2 million and lower sales volumes.
Bolzoni's operating profit increased to $3.4 million in the second quarter of 2022 from an operating loss of $0.4 million in the second quarter of 2021 due to a 19.6% improvement in gross profit, a substantial increase in gross margin and lower operating expenses. The gross profit improvement was the result of a shift in sales mix to higher-margin products and benefits from price increases, net of material and freight cost inflation, partly offset by unfavorable currency movements.

Bolzoni Strategic Perspective
As a result of lower sales and inefficiencies expected from the normal third-quarter seasonal plant shutdowns, reduced demand for legacy components for the Lift Truck business and additional material inflation caused by the Russia/Ukraine conflict, Bolzoni expects near break-even results in the third quarter of 2022. Bolzoni expects a return to profitability in the fourth quarter of 2022 as component shortages moderate, efficiencies return and benefits are realized from pricing actions. Bolzoni expects solid operating profit in the second half of 2022 compared with an operating loss in the second half of 2021. However, operating profit in the second half of 2022 is expected to be significantly lower than in the first half of 2022.
Bolzoni continues to focus on implementing its "One Company - 3 Brands" organizational approach to help streamline corporate operations and strengthen its North America and JAPIC commercial operations. Bolzoni is working to increase its Americas business by strengthening its ability to serve key attachment industries and customers in the North America market through the introduction of a broader range of locally produced attachments with shorter lead times, while continuing to sell cylinders and various other components produced in its Sulligent, Alabama plant. Bolzoni is also increasing its sales, marketing and product support capabilities both in North America and Europe based on an industry-specific approach, with an immediate focus on the paper, beverage, appliance, third-party logistics and automotive industries.

Nuvera Results
Nuvera continued to focus on increasing its sales pipeline for its 45kW and 60kW engines in all major geographic areas by the continued implementation of its commercial programs. Despite an accelerating demonstration pipeline, the COVID-19 pandemic and slow customer adoption of fuel cells have delayed bookings, manufacture and shipment of orders for Nuvera's larger engines. As a result, Nuvera's revenues of $0.3 million in the second quarter of 2022, which are primarily from sales of fuel cell engines, were comparable to the prior year quarter.
Nuvera's second-quarter 2022 operating loss decreased to $7.9 million from $9.0 million in the second quarter of 2021. The lower operating loss was primarily due to improved margins from lower production costs.

Nuvera Strategic Perspective
Nuvera continues to focus on applying its strategy of placing 45kW and 60kW engines in niche,

heavy-duty vehicle applications with expected significant fuel cell adoption potential. During the remainder of 2022, Nuvera expects to continue to focus on ramping up demonstrations, quotes and bookings of these products. In addition, Nuvera is developing a new 125kW engine and continues to focus on applications in the forklift truck market. Excluding the impact of the inventory valuation and fixed asset impairment charges taken in 2021, the Company expects moderately reduced losses at Nuvera in 2022 as a result of enhanced fuel cell shipments, although losses in the second half of 2022 are expected to be higher than in the first half as a result of higher operating expenses.

Consolidated Outlook
Given the continued component shortages due to supply chain constraints and the consequent reduction in production plans, significant material and freight cost inflation, and, more recently, the impact of the COVID-19 lockdowns in China and the Russia/Ukraine conflict, as well as continued losses at Nuvera, the Company, on a consolidated basis, expects a larger net loss in the third quarter of 2022 than previously projected, but a return to net income in the fourth quarter of 2022. However, the fourth quarter net income is not expected to offset the losses generated in the first nine months. Generally, results in the second half of 2022 are expected to be lower than anticipated when the 2022 first quarter earnings release was issued, mainly due to adjustments made to the Company's production schedule as a result of continued supply chain constraints. These expectations are based on the anticipated reasonable resolution of component shortages and relative stabilization of material and freight costs.
The Company is managing 2022 capital expenditures, operating expenses and its production plans in a manner designed to protect liquidity. Capital expenditures are expected to be approximately $33 million in 2022. The Company has implemented a program of strict controls over operating expenses to reduce cash outflow, including delays in the timing of certain strategic program investments. While the Company expects over time to make these capital expenditures and investments in the business, maintaining liquidity will continue to be a priority. During 2021 and the first half of 2022, the Company's ability to build and ship trucks was significantly constrained by parts shortages of certain critical components while the remaining components needed to build trucks were received and added to inventory, causing inventory levels to increase substantially. In this context, the Company expects to reduce inventory significantly in the second half of 2022 by using current inventory to build trucks, for which production has been significantly delayed due to critical parts shortages, and to receive components as they are needed for production.
At June 30, 2022, the Company's cash on hand was $75.6 million and debt was $580.6 million compared with cash on hand of $65.1 million and debt of $479.0 million at March 31, 2022, and cash on hand of $65.5 million and debt of $518.5 million at December 31, 2021. As of June 30, 2022, the Company had unused borrowing capacity of approximately $156 million under the Company's revolving credit facilities compared with $218 million at March 31, 2022.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, August 3, 2022 at 11:00 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at https://ige.netroadshow.com/registration/q4inc/11031/hyster-yale-q2-2022-earnings-conference-call/ to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investors. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the conference call will be available shortly after the call ends through August 10, 2022. An archive of the webcast will also be available on the Company's website two hours after the live call ends. Further information regarding strategic initiatives can also be found in the Company's Q2 2022 Investor Deck that will be made available on the Company's website.

Non-GAAP and Other Measures
    This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this press release is provided solely as supplemental non-GAAP disclosures of operating results. Adjusted EBITDA does not represent operating profit (loss) or net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for operating profit (loss) or net income (loss). Hyster-Yale defines Adjusted EBITDA as income before goodwill and fixed asset impairment charges, income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies. Management believes that Adjusted EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using Adjusted EBITDA.
    For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials and transportation costs and shortages, the imposition of tariffs, or the renewal of tariff exclusions, on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) any preventive or protective actions taken by governmental authorities related to the COVID-19 pandemic, and any unfavorable effects of the COVID-19 pandemic on either the Company's or its suppliers plants' capabilities to produce and ship products, (3) delays in manufacturing and delivery schedules, (4) customer acceptance of pricing, (5) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, as well as armed conflicts, including the Russia/Ukraine conflict, and their regional effects, (6) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, (7) impairment charges or charges due to valuation allowances, (8) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any reduction in demand as a result of an economic recession, (9) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (10) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (11) the successful commercialization of Nuvera's technology, (12) the political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (13) bankruptcy of or loss of major dealers, retail customers or suppliers, (14) customer acceptance of, changes in the costs of, or delays in the development of new products, (15) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (16) product liability or other litigation, warranty claims or returns of products, and (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation.

About Hyster-Yale Materials Handling, Inc.
    Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names and Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines. Hyster-Yale also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2022	2021	2022	2021
	(In millions, except per share data)

Revenues	$895.4	$765.6	$1,723.0	$1,497.8
Cost of sales	796.3	649.2	1,522.7	1,263.0
Gross Profit	99.1	116.4	200.3	234.8
Selling, general and administrative expenses	114.8	110.5	234.3	225.8
Operating Profit (Loss)	(15.7)	5.9	(34.0)	9.0
Other (income) expense
Interest expense	6.1	3.8	11.2	6.6
Income from unconsolidated affiliates	(4.1)	(3.6)	(7.0)	(5.6)
Other, net	4.1	5.8	4.9	(0.4)
Income (Loss) before Income Taxes	(21.8)	(0.1)	(43.1)	8.4
Income tax provision (benefit)	(3.1)	(2.4)	(0.2)	—
Net income attributable to noncontrolling interests	(0.7)	(0.4)	(1.5)	(0.9)
Net Income (Loss) Attributable to Stockholders	$(19.4)	$1.9	$(44.4)	$7.5

Basic and Diluted Earnings (Loss) per Share	$(1.15)	$0.11	$(2.63)	$0.45

Basic Weighted Average Shares Outstanding	16.907	16.815	16.875	16.813
Diluted Weighted Average Shares Outstanding	16.907	16.860	16.875	16.851

ADJUSTED EBITDA RECONCILIATION
	Quarter Ended
	9/30/2021	12/31/2021	3/31/2022	6/30/2022	LTM 6/30/2022
	(In millions)
Net Loss Attributable to Stockholders	$(77.2)	$(103.3)	$(25.0)	$(19.4)	$(224.9)
Impairment charges	10.0	55.6	—	—	65.6
Noncontrolling interest income (loss)	0.4	(11.5)	0.8	0.7	(9.6)
Income tax provision (benefit)	20.5	7.8	2.9	(3.1)	28.1
Interest expense	4.1	4.8	5.1	6.1	20.1
Interest income	(0.1)	(0.3)	(0.2)	(0.2)	(0.8)
Depreciation and amortization expense	11.4	11.5	11.1	11.0	45.0
Adjusted EBITDA*	$(30.9)	$(35.4)	$(5.3)	$(4.9)	$(76.5)

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure. Adjusted EBITDA does not represent net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines Adjusted EBITDA as income (loss) before impairment charges, income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2022	2021	2022	2021
	(In millions)
Revenues
Americas	$596.6	$479.1	$1,154.3	$938.8
EMEA	184.8	175.1	354.5	345.8
JAPIC	64.9	65.0	116.6	125.5
Hyster-Yale Group	$846.3	$719.2	$1,625.4	$1,410.1
Bolzoni	86.4	84.8	181.5	164.3
Nuvera	0.3	0.3	0.9	0.3
Eliminations	(37.6)	(38.7)	(84.8)	(76.9)
Total	$895.4	$765.6	$1,723.0	$1,497.8

Gross profit (loss)
Americas	$66.1	$70.4	$133.1	$145.7
EMEA	11.3	26.6	25.7	50.1
JAPIC	3.9	6.2	8.4	12.8
Hyster-Yale Group	$81.3	$103.2	$167.2	$208.6
Bolzoni	18.9	15.8	37.7	32.2
Nuvera	(1.6)	(2.5)	(3.5)	(5.8)
Eliminations	0.5	(0.1)	(1.1)	(0.2)
Total	$99.1	$116.4	$200.3	$234.8

Operating profit (loss)
Americas	$3.1	$13.6	$7.5	$28.2
EMEA	(10.8)	3.7	(22.2)	3.8
JAPIC	(4.0)	(1.9)	(7.7)	(4.4)
Hyster-Yale Group	$(11.7)	$15.4	$(22.4)	$27.6
Bolzoni	3.4	(0.4)	5.5	0.4
Nuvera	(7.9)	(9.0)	(16.0)	(18.8)
Eliminations	0.5	(0.1)	(1.1)	(0.2)
Total	$(15.7)	$5.9	$(34.0)	$9.0

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Six Months Ended
	June 30
	2022	2021
	(In millions)
Net cash provided by (used for) operating activities	$0.2	$(100.7)
Net cash provided by (used for) investing activities	(22.9)	0.8
Cash Flow Before Financing Activities	$(22.7)	$(99.9)

	June 30, 2022	December 31, 2021
	(In millions)
Debt	$580.6	$518.5
Cash	75.6	65.5
Net Debt	$505.0	$453.0